Exhibit 10.1

LEASE BY AND BETWEEN

BBC EQUITY PARTNERS, LLC, AS LANDLORD

and

AVICI SYSTEMS, INC., AS TENANT

TABLE OF CONTENTS

ARTICLE 1 -	REFERENCE, DEFINITIONS AND EXHIBITS	1
1.1	Definitions	1
1.2	Effect of Reference to Definitions	3
1.3	Exhibits	3

ARTICLE 2 -	PREMISES, TERM AND COMMENCEMENT OF TERM	4
2.1	Premises	4
2.2	Term	4

ARTICLE 3 -	RENT, ITS DETERMINATION, COMMENCEMENT AND METHOD OF PAYMENT	4
3.1	Base Rent	4
3.2	Additional Rent – Real Estate Taxes	5
3.3	Additional Rent – Operating Expenses	6
3.4	Rent	9
3.5	Lease to be Deemed Net	9
3.6	Independent Covenants	9

ARTICLE 4 -	SECURITY DEPOSIT	9
4.1	Security Deposit	9
4.2	Letter of Credit	10

ARTICLE 5 -	UTILITIES AND SERVICES	11
5.1	Tenant’s Obligations	11
5.2	Landlord’s Services	11
5.3	Access and Security	12

ARTICLE 6 -	INSURANCE	12
6.1	Required Coverage	12
6.2	Writing and Disposition of Insurance Policies	13
6.3	Mutual Waiver of Subrogation	13
6.4	Blanket Policies	13
6.5	Landlord’s Insurance Covenants	14

ARTICLE 7 -	TENANT’S ADDITIONAL COVENANTS	14
7.1	Performing Obligations	14
7.2	Use	14
7.3	Maintenance and Repair	14
7.4	Compliance with Laws	15
7.5	Payment for Tenant’s Work	15
7.6	Indemnity	16
7.7	Personal Property at Tenant’s Risk	16
7.8	Payment of Landlord’s Cost of Enforcement	16
7.9	Yield Up	16

7.10	Rights of Mortgagees	17
7.11	Estoppel Certificates	18
7.12	Nuisance	18
7.13	Changes and Alterations	18
7.14	Financial Statements	20
7.15	Holdover	20

ARTICLE 8 -	QUIET ENJOYMENT	20

ARTICLE 9 -	DAMAGE AND EMINENT DOMAIN	20
9.1	Fire and Other Casualty	20
9.2	Eminent Domain	21

ARTICLE 10 -	DEFAULTS BY TENANT AND REMEDIES	23
10.1	Tenant’s Default	23
10.2	Landlord’s Election	23
10.3	Reimbursement of Landlord’s Expenses	24
10.4	Termination of Right of Possession	24
10.5	Mitigation	25
10.6	Claims in Bankruptcy	25
10.7	Landlord’s Right to Cure Defaults	25
10.8	No Waiver	25
10.9	Late Charge; Default Interest	26

ARTICLE 11 -	ASSIGNMENT AND SUBLETTING	26
11.1	Prohibition	26
11.2	Conditions to Consent	26
11.3	Excess Rents	27
11.4	Landlord’s Recapture Right	27
11.5	Assignment or Sublease to an Affiliate	27
11.6	No Waiver	28

ARTICLE 12 -	NOTICES	28

ARTICLE 13 -	NOTICE OF LEASE	28

ARTICLE 14 -	APPLICABLE LAW, SEVERABILITY, CONSTRUCTION	29

ARTICLE 15 -	SUCCESSORS AND ASSIGNS, ETC.	29

ARTICLE 16 -	LANDLORD’S ACCESS	30

ARTICLE 17 -	CONDITION OF PREMISES	30

ARTICLE 18 -	WARRANTY REGARDING BROKER	30

ARTICLE 19 -	HAZARDOUS MATERIALS	30

ARTICLE 20 -	RELOCATION	31

2

LEASE

THIS LEASE (the “Lease”) is dated as of the              day of July, 2007 and is entered into by and between Landlord and Tenant named below.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

REFERENCE, DEFINITIONS AND EXHIBITS

1.1 Definitions. Whenever used herein, the following terms shall have the following meanings:

Landlord:	BBC Equity Partners, LLC

Landlord’s Address:	c/o KS Partners, LLC
150 East 58th Street
Suite 2000
New York, New York 10155

Landlord’s Managing Agent:	KS Partners, LLC
150 East 58th Street
Suite 2000
New York, New York 10155

Landlord’s Local Massachusetts Managing Agent:	KS Partners, LLC
700 Technology Park Drive
Suite 102
Billerica, MA 01821
Tel: 978-560-0560
Fax: 978-560-0561
www.kspartnersllc.com

Tenant:	Avici Systems, Inc., a Delaware corporation

Original Address of Tenant:	Avici Systems, Inc.
101 Billerica Avenue
Building #2
Billerica, MA 01862

Address of Tenant after Term Commencement Date:	Avici Systems, Inc.
101 Billerica Avenue
Building #4
Billerica, MA 01862

Broker:	CB Richard Ellis – New England and NAI Hunneman Commercial

Term Commencement Date:	August 15, 2007

Original Lease Term:	Two (2) years from the Term Commencement Date (unless the same is earlier terminated or extended in accordance with the terms and conditions of this Lease).

Lease Term:	The Original Lease Term, as the same may have been earlier terminated, in accordance with the terms and condition of this Lease.

Premises:	The approximately 22,900 square feet of rentable space in the Building as shown on the plan attached hereto as Exhibit A.

Building:	Building number 4, located on the Land and consisting of approximately 60,742 square feet. The Building is shown as Building 4 on the site plan attached hereto as Exhibit B.

Land:	Land located in Billerica and Tewksbury, Massachusetts, and the Building and all improvements and other buildings now or hereafter located thereon (including, without limitation, all driveways, pavement, parking areas, landscaping, and utilities located on the Land and serving the Building and/or the Business Park). A legal description of the boundaries of the Land is attached hereto as Exhibit C.

Business Park:	The business park located in Billerica and Tewksbury, Massachusetts and known as the Billerica Business Center, consisting of approximately 38.63 acres of land, including the

Land and Building (Building 4), together with the parcels of land and buildings situated thereon and designated as Buildings 2, 3, 5, 6 and 7, all as shown on the site plan attached hereto as Exhibit B. The Business Park also includes all improvements and other buildings now or hereafter located thereon (including, without limitation, all Business Park driveways, pavement, parking areas, landscaping and utilities).

Parking and Loading Docks:	See Section 2.1.

Permitted Uses:	Business office, engineering, research and development, light manufacturing, laboratory and storage, shipping and receiving accessory thereto, and for no other purpose, subject in all cases to applicable Legal Requirements.

Lease Year:	Each of the successive periods of twelve (12) calendar months, beginning with the first day of the first month following the Term Commencement Date (or beginning with the Term Commencement Date, if that is the first day of a month), but if this Lease ends on a day other than the last day of a Lease Year (as defined above), the last Lease Year shall end on the termination date. If the Term Commencement Date is not the first day of a month, the first Lease Year shall include the number of days from the Term Commencement Date through the end of said month.

Tenant’s Proportionate Share:	37.7% (which is calculated by dividing the Premises rentable area by the Building rentable area.)

Landlord’s Mortgagee:	Any party holding a mortgage on the Land and/or the Business Park including, without limitation, the Premises, given as security for indebtedness owed by Landlord to the holder of the mortgage.

1.2 Effect of Reference to Definitions. Any reference in this Lease to any term defined above shall be deemed, to the extent possible, to mean and include all aspects of the definition set forth above for such term.

1.3 Exhibits. The exhibits listed in this Section and attached to this Lease are incorporated by reference and are a part of this Lease.

Exhibit A:	Plan of Premises
Exhibit B:	Site Plan Showing Building, Land and Business Park
Exhibit C:	Legal Description of the Boundaries of the Land
Exhibit D:	Rules and Regulations
Exhibit E:	Form of Letter of Credit

ARTICLE 2

PREMISES, TERM AND COMMENCEMENT OF TERM

2.1 Premises. Landlord hereby leases to Tenant the Premises subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease and all easements, covenants and restrictions appurtenant thereto, if any. Tenant shall have the use, in common with others entitled thereto, of the roadways, driveways, parking areas, sidewalks and all other common areas serving the Building and the Business Park, all subject to reasonable rules and regulations promulgated by Landlord from time to time. In addition, Tenant shall have the nonexclusive right, in common with others entitled thereto, to use seventy-three (73) parking spaces in the parking area located on the Land, also subject to Landlord’s reasonable rules and regulations.

2.2 Term. TO HAVE AND TO HOLD the Premises for the Original Lease Term, commencing on the Term Commencement Date, subject to the terms, covenants, agreements and conditions contained in this Lease. Upon full execution and delivery of this Lease, Tenant shall have access to the Premises for the sole purpose of installing furniture, telephones and other technical equipment at the Premises; provided, however, that any such entry onto the Premises prior to the Term Commencement Date shall be subject to all of the terms and provisions of this Lease (except for Tenant’s obligation to pay Rent, which shall not be payable until the Term Commencement Date).

ARTICLE 3

RENT, ITS DETERMINATION, COMMENCEMENT AND METHOD OF PAYMENT

3.1 Base Rent. Tenant covenants and agrees to pay, during the Lease Term, to Landlord, or to such other person as Landlord by written notice instructs Tenant to make such payments for Landlord’s benefit and account, without demand (except as otherwise herein specifically provided), at the Address of Landlord set forth in Section 1.1 or at such other place as Landlord may by written notice to Tenant direct, commencing with the Term Commencement Date, Base Rent, as follows:

Period	Annual Base Rent	Monthly Installment of Base Rent
Lease Year 1	$229,000.00	$19,083.33
Lease Year 2	$251,900.00	$20,991.67

The rent shall be paid on the first day of each full calendar month of the Lease Term, and pro rata for any portion of a calendar month included at the beginning or end of the Lease Term, 1/30 of a monthly payment being due for each day of a partial month, payable on the first day of such month or partial month.

3.2 Additional Rent – Real Estate Taxes. In addition to the Base Rent, during the Lease Term, Tenant shall also pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of all Real Estate Taxes (“Tenant’s Tax Obligation”).

(i) For the purposes of this Section 3.2, the following words and terms shall have the following meaning:

(a) “Real Estate Taxes” shall mean all taxes including real estate taxes (which term shall include payments in lieu of real estate taxes), assessments, levies, license and permit fees and other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever, which at any time during the Lease Term may be assessed, levied, confirmed, imposed upon, or may become due and payable out of or in respect of, or become a lien upon, all or any portion of the Land (including, without limitation, all improvements thereto) other than: (i) municipal, state and federal income taxes (if any) assessed against Landlord; or (ii) municipal, state or federal capital levy, gift, estate, succession, inheritance or transfer taxes of Landlord; or (iii) corporation excess profits or franchise taxes imposed upon any corporate owner of the Land, provided, however, that if at any time during the Lease Term the methods of taxation prevailing at the commencement of the Lease Term shall be altered so that in lieu of, as a substitute for, or in addition to, the whole or any part of the taxes, assessments, levies or charges now levied, assessed or imposed on real estate and the improvements thereon, there shall be levied, assessed and imposed a tax, assessment, levy, imposition or charge, wholly or partially as a capital levy or otherwise, on the rents received therefrom, or measured by or based in whole or in part upon the Land and imposed upon Landlord, then all such taxes, assessments, levies, impositions or charges or the part thereof so measured or based, shall be deemed to be included within the term “Real Estate Taxes” for the purposes hereof. In addition to the foregoing, the term “Real Estate Taxes” shall include any new tax of a nature not presently in effect, but which may be hereafter levied, assessed, or imposed upon Landlord or all or any portion of the Land, if such tax shall be based on or arise out of the ownership, use or occupation of all or any portion of the Land.

(b) “Tax Year” shall mean the twelve-month period commencing July 1st, and each twelve-month period commencing on an anniversary of said date during the Lease Term.

(c) “Tax Statement” shall mean a statement setting forth in reasonable detail the amount payable by Tenant with respect to Real Estate Taxes for any Tax Year.

(ii) Landlord may, at its sole discretion, bill Tenant monthly, quarterly, semi-annually or annually for Real Estate Taxes. Any bill for a month, quarter or half-year may be rendered on an estimated basis. If Landlord shall render a monthly, quarterly or semi-annual bill on account of any Tax Year, then within one hundred eighty (180) days after the close of such Tax Year, Landlord shall render an annual bill for such Tax Year, which annual bill shall make appropriate adjustment as may be necessary to reflect actual Real Estate Taxes during such Tax Year, including, without limitation, any refund that may be due to Tenant, to be taken as a credit against future payments of Additional Rent due hereunder. Such Tax Statement shall include a reconciliation of Real Estate Taxes paid by Tenant in such Tax Year with Real Estate Taxes due from or paid by Landlord in such Tax Year, and a copy of the tax bill and any other information provided by the taxing authority regarding any changes or adjustments in Real Estate Taxes.

(iii) Any bills for Tenant’s Tax Obligation shall be due at the same time and in the same manner as the next monthly installment of Base Rent is due pursuant to Section 3.1, or if the Lease Term has terminated or expired, within thirty (30) days after receipt of such bill.

(iv) Appropriate credit against any Tenant’s Tax Obligation shall be given for any refund obtained by reason of a reduction in any Real Estate Taxes by the courts or other governmental agency responsible therefor. The original computation of Tenant’s Tax Obligation, as well as reimbursement or payments of additional charges, if any, or allowances, if any, under the provisions of this Section 3.2 shall be based on the original assessed valuations, with adjustments to be made at a later date when the tax refund, if any, shall be paid to Landlord by the taxing authority. Expenditures for legal fees and for other similar or dissimilar expenses incurred in obtaining the tax refund shall be charged against the tax refund before the adjustments are made for any Tax Year. In no event shall Tenant be entitled to receive a credit against Tenant’s Tax Obligation for any Tax Year in an amount greater than Tenant’s Tax Obligation for such Tax Year.

(v) If the Term Commencement Date or the expiration or earlier termination of the Lease Term occurs in the middle of a Tax Year, Tenant shall be liable for only that portion of Tenant’s Tax Obligation in respect of said Tax Year represented by a fraction, the numerator of which is the number of days of the herein Lease Term which falls within said Tax Year, and the denominator of which is three hundred sixty-five (365).

(vi) In the event the first day of the Tax Year in the Town of Billerica should be changed after the Term Commencement Date to a day other than July 1 so as to change the twelve (12) month period comprising a Tax Year, in determining Tenant’s Tax Obligation with respect to Real Estate Taxes payable for the period between July 1 and such changed first day of the Tax Year, Tenant’s Tax Obligation shall be multiplied by a fraction, the numerator of which shall be the number of days elapsing during such period, and the denominator of which shall be three hundred sixty-five (365).

(vii) Any obligation of Tenant under this Section 3.2 which shall not have been paid at the expiration of the Lease Term shall survive such expiration and shall be paid when and as the amount of same shall be determined to be due.

3.3. Additional Rent – Operating Expenses. In addition to the Base Rent, during the Lease Term, Tenant shall also pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of all Operating Expenses (“Tenant’s Operating Expense Obligation”).

(i) For the purposes of this Section 3.3, the following words and terms shall have the following meaning:

(a) “Operating Expenses” shall mean the aggregate expenses incurred by Landlord in the operation, maintenance and management of the Land (including, without limitation, the Building, parking areas and other improvements thereon) during the Lease Term including, without limitation, the following: (i) utilities supplied to the Land (to the extent the same are not being paid directly by Tenant or other tenants of the Building); (ii) compensation and “fringe” benefits for employees or contractors engaged on a full-time basis in connection with servicing the Land and payroll taxes, workmen’s compensation insurance premiums and similar costs with respect thereto, and an appropriate portion of same with respect to employees or contractors on a part-time basis; (iii) all insurance obtained by Landlord relating to or otherwise in connection with its ownership or the operation, rental, or management of the Land, the foregoing to include without limitation any liability insurance, rent loss insurance, and any other insurance required by Landlord’s Mortgagee; (iv) services obtained for the benefit of the Land (including, without limitation, snow removal and grounds maintenance); (v) repairs, replacement, repainting, maintenance, supplies and the like for the Land; (vi) management fees equal to five percent (5%) of gross rentals from the Building per annum; (vii) legal fees and expenses, excluding any legal fees incurred by Landlord in connection with Landlord’s dealings with any specific tenant of the Building, and any consulting fees and expenses in connection with any reduction of any Operating Expenses or Real Estate Taxes; (viii) auditing fees and expenses; (ix) to the extent that any of such Operating Expenses are required to be capitalized under federal income tax law, the same shall be amortized over their useful life in accordance with generally accepted accounting principles, and the amortized portion thereof, for the period falling within the Lease Term, together with reasonable interest, shall be included in “Operating Expenses;” and (x) the fair and equitable allocable portion to the Building and/or the Land (as reasonably determined by Landlord, using commercially reasonable methods of calculation) of any costs and expenses related to the maintenance, repair, replacement, restoration, alteration, paving, re-paving, patching, snowplowing, de-icing, sanding, policing, lighting and landscaping of the common driveways and other common areas in the Business Park (the “Park Expenses”). The method currently used by Landlord for allocating Park Expenses, which the parties agree is commercially reasonable, is to allocate the costs for services provided for the benefit of either all or a portion of the buildings in the Business Park (the “Benefited Buildings”) to only the Benefited Buildings, on a pro rata basis where the numerator is the size of the building and the denominator is the size of all the Benefited Buildings. The Park Expenses shall not duplicate any items in the Building Operating Expenses, and shall not include any expenses for services provided exclusively to and paid for exclusively by any building in the Business Park. The following items shall be excluded from “Operating Expenses” except as specifically provided above: (i) principal or interest payments on any mortgages or other financing arrangements, (ii) leasing commissions, (iii) depreciation for the Land; (iv) capital expenditures, as defined under generally accepted accounting principles (other than the portion to be included in Operating Expenses as described in subsection (ix) above); (v) ground rent under ground leases; (vi) utility charges payable by Tenant directly to the applicable provider, (vii) any costs, fines or penalties incurred due to violations by Landlord of any Legal Requirements provided that such violation is not caused, directly or indirectly, by any act or omission of Tenant or any employee, agent, contractor, subcontractor, customer or business invitee of Tenant; (viii) costs covered by a guarantee or warranty; (ix) marketing costs; (x) costs of repairs and replacement resulting from casualty losses or eminent domain takings (except applicable deductibles); and (xi) services provided by Landlord for a tenant or tenants that is not provided to Tenant.

(b) “Computation Year” shall mean each calendar year beginning with calendar year 2007.

(c) “Operating Expense Statement” shall mean a statement setting forth in reasonable detail the amount payable by Tenant with respect to Operating Expenses for any Computation Year.

(ii) Landlord may, at its sole discretion, bill Tenant monthly, quarterly, semi-annually or annually for Tenant’s Operating Expense Obligation. Any bill for a month, quarter or half-year may be rendered on an estimated basis. Any estimated bill need not include all of the items mentioned in Section 3.3(i)(a). Any annual bill shall be rendered on the basis of actual costs only. If Landlord shall render a monthly, quarterly or semi-annual bill on account of any Computation Year, then, within one hundred eighty (180) days after the close of such Computation Year, Landlord shall render an annual bill for such year which annual bill shall make all adjustments as may be necessary to reflect actual changes during that year including, without limitation, any refund that may be due to Tenant, to be taken as a credit against future payments of Additional Rent due hereunder. Each Operating Expense Statement shall include and specifically reconcile the Operating Expenses paid by Tenant with actual Operating Expenses. All bills for Tenant’s Operating Expense Obligation shall be due at the same time and in the same manner as the next monthly installment of Base Rent is due pursuant to Section 3.1, or if the Lease Term has terminated or expired, within ten (10) days of receipt of such bill.

(iii) If the Term Commencement Date or the expiration or earlier termination of the Lease Term occurs in the middle of a Computation Year, Tenant shall be liable for only that portion of Tenant’s Operating Expense Obligation in respect of such Computation Year represented by a fraction, the numerator of which is the number of days of the herein term which falls within the Computation Year, and the denominator of which is three hundred sixty-five (365).

(iv) Any obligation of Tenant under this Section 3.3 which shall not have been paid at the expiration of the Lease Term shall survive such expiration and shall be paid when and as the amount of same shall be determined to be due.

(v) Provided no event of default then exists and subject to the following provisions, Tenant may, at its sole cost and expense, inspect Landlord’s records relating to Operating Expenses and Taxes for the period of time covered by any annual bill for Operating Expenses or Taxes delivered by Landlord, provided Landlord receives Tenant’s written request therefor within sixty (60) days of Tenant’s receipt of any such annual bill. If Tenant fails to object to the calculation of Operating Expenses and Taxes on any annual bill within sixty (60) days after such bill has been delivered to Tenant, or if Tenant fails to conclude its inspection within ninety (90) days after the bill has been delivered to Tenant, then Tenant shall have waived its right to object to the calculation of Operating Expenses and Taxes for the year in question and the calculation of Operating Expenses and Taxes set forth on such annual bill shall be final. Tenant’s inspection shall be conducted where Landlord maintains its books and records, and it shall take place only during Landlord’s normal business hours. Landlord agrees to provide such access to its books and records reasonably promptly following Landlord’s receipt of Tenant’s written request therefor. Tenant may conduct only one such inspection for each calendar year during the Lease Term. If such inspection reveals that an error was made in any annual bill for Operating Expenses and Taxes payable by Tenant, then Landlord shall refund to Tenant any overpayment of any such costs, or Tenant shall pay to Landlord any underpayment of any such costs, as the case may be, within 30 days after notification thereof (or, in the event that such annual bill has not yet been paid by Tenant, Landlord shall revise such bill accordingly and shall deliver such revised annual bill to Tenant, and Tenant shall pay such bill as set forth above in this Section 3.3). For the purpose of conducting such inspection, Tenant shall retain an independent firm of certified public accountants, such firm not to be compensated on a contingency fee basis or in any other manner which is dependent upon the results of such inspection. Tenant and such accounting firm shall maintain the results of each such inspection confidential. In the event that Tenant’s inspection reveals that Tenant was overcharged for Tenant’s Operating Expense Obligation and Tenant’s Tax Obligation by more than five percent (5%), then Landlord shall pay the actual costs of the inspection, up to a maximum of $2,500. Nothing in this Section 3.3(v) shall be construed to limit, suspend or abate Tenant’s obligation to pay Rent when due, including Additional Rent.

3.4 Rent. References in this Lease to “Rent” or “rent” shall be deemed to include both Base Rent and Additional Rent when the context so allows. All monetary obligations of Tenant under this Lease, except for the obligation to pay Base Rent, shall be deemed obligations to pay Additional Rent, unless such presumption is repugnant to the context.

3.5 Lease to be Deemed Net. This Lease shall be deemed and construed to be an absolutely triple net lease (a “NNN Lease”) and Tenant shall accordingly pay to Landlord, absolutely net, the Base Rent and Additional Rent, free of any off-sets or deductions of any kind.

3.6 Independent Covenants. Each covenant, agreement, obligation and/or other provision in this Lease to be performed on Tenant’s part shall be deemed and construed to be a separate and independent covenant of Tenant and not dependent on any other provision of this Lease.

ARTICLE 4

SECURITY DEPOSIT

4.1 Security Deposit. Upon the execution and delivery of this Lease, Tenant shall deliver to Landlord a security deposit in the amount of $38,166.67 (the “Security Deposit”). Landlord shall hold the same throughout the Lease Term as security for the performance by Tenant of all obligations on the part of Tenant hereunder. Landlord shall have the right from time to time, without prejudice to any other remedy Landlord may have on account thereof, to apply such Security Deposit, or any part thereof, to Landlord’s damages arising from, or to cure, any default by Tenant of its obligations hereunder beyond the expiration of any applicable grace periods. If Landlord shall so apply any or all of such Security Deposit, Tenant shall immediately upon demand deposit with Landlord the amount so applied to be held as security hereunder. Landlord shall return the Security Deposit, or so much thereof as shall have theretofore not been applied in accordance with the terms of this Section 4.1, to Tenant on the expiration or earlier termination of the Lease Term and the surrender of possession of the Premises by Tenant to Landlord at such time, provided that there is then existing no default of Tenant (nor any circumstance which, with the passage of time or the giving of notice, or both, would constitute a default of Tenant). While Landlord holds such Security Deposit, Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. If Landlord conveys Landlord’s interest under this Lease, the Security Deposit, or any part thereof not previously applied, shall be turned over by Landlord to Landlord’s grantee, and, if so turned over, Tenant agrees to look solely to such grantee for proper application of the Security Deposit in accordance with the terms of this Section 4.1, and the return thereof in accordance herewith. Landlord’s Mortgagee shall not be responsible to Tenant for the return or application of any such Security Deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such Mortgagee.

4.2 Letter of Credit. At Tenant’s option, Tenant’s obligation to provide the Security Deposit in accordance with this Article 4 may be satisfied by Tenant delivering to Landlord, simultaneously with the execution of this Lease, an Irrevocable Standby Letter of Credit (the “Original Letter of Credit”) which shall be (1) in the form attached hereto as Exhibit F; (2) issued by a bank reasonably acceptable to Landlord upon which presentation may be made in Boston, Massachusetts; (3) in the amount of $38,166.67; and (4) for a term of one (1) year, subject to the provisions of this Section 4.2. The Original Letter of Credit and any Replacement Letter(s) of Credit, Substitute Letter(s) of Credit and Additional Letter(s) of Credit (as such terms are defined hereinbelow) are referred to herein collectively and respectively as the “Letter of Credit.”

The Letter of Credit shall be automatically renewable in accordance with terms of Exhibit F; provided, however, that Tenant shall be required to deliver to Landlord a new letter of credit satisfying the conditions set forth in this Section 4.2 (the “Substitute Letter of Credit”) on or before the date thirty (30) days prior to the expiration of the term of the Letter of Credit then in effect if the issuer of such Letter of Credit gives notice of its election not to renew such Letter of Credit for any additional period pursuant thereto.

In the event that Tenant is in default, beyond the expiration of any applicable grace periods, of its obligations under this Lease, then the Landlord shall have the right, at any time after such event to (1) draw down from said Letter of Credit the amount necessary to cure such default; or (2) if such default cannot reasonably be cured by the expenditure of money, to exercise all rights and remedies Landlord may have on account of such default and to draw down from said Letter of Credit the amount which, in Landlord’s reasonable opinion, is necessary to satisfy Tenant’s liability on account thereof. In the event of any such draw by the Landlord, Tenant shall, within fifteen (15) business days of written demand therefor, deliver to Landlord an additional Letter of Credit satisfying the foregoing conditions (the “Additional Letter of Credit”), except that the amount of such Additional Letter of Credit shall be the amount of such draw. Failure by Tenant to timely deliver to Landlord such Additional Letter of Credit shall be a default not susceptible of cure, entitling Landlord to exercise any and all remedies hereunder on account thereof.

In the event Tenant fails timely to deliver to Landlord a Substitute Letter of Credit. then Landlord shall have the right, at any time after such event, without giving any further notice to

Tenant, to draw down the Letter of Credit and to hold the proceeds thereof (the “Security Proceeds”) in accordance with this Section 4.2. If Landlord draws down the Letter of Credit pursuant to this Section, then:

(1) Such draw and Landlord’s right to hold the Security Proceeds pursuant to this Section shall be Landlord’s sole remedy based on Tenant’s failure to timely deliver a Substitute Letter of Credit as required hereunder; and

(2) Upon the expiration or prior termination of the Lease Term, Landlord shall return to Tenant any Security Proceeds then being held by Landlord, to the extent that any such Security Proceeds exceed the amounts then due from Tenant to Landlord.

To the extent that Landlord has not previously drawn upon any Letter of Credit or Security Proceeds (collectively, the “Collateral”) held by Landlord, and to the extent that Tenant is not otherwise in default of its obligations under this Lease as of the expiration of the Lease Term, Landlord shall return such Collateral to Tenant at the expiration of the Lease Term.

ARTICLE 5

UTILITIES AND SERVICES

5.1 Tenant’s Obligations. On or before the Term Commencement Date, Tenant shall make arrangements with appropriate utility or service companies for its own service for any utilities and/or services which are to serve the Premises exclusively or directly and which can be billed to Tenant directly, and Tenant shall promptly pay all costs with respect to same, such payments to be made, to the extent possible, directly to the utility or service provider or to the appropriate party charged with collecting the same, the foregoing to include all charges for such utilities or services. If Tenant does not so separately meter its utilities, Tenant shall pay to Landlord such amount(s) as may be reasonably estimated by Landlord from time to time for the costs of utilities serving the Premises. All costs for utilities which are not separately metered or billed separately by Landlord shall be included in Operating Expenses, and Tenant shall be responsible for Tenant’s Proportionate Share thereof. Landlord reserves the right hereunder, at Tenant’s cost and expense, to separately meter any utilities serving the Premises at any time to the extent such utilities are not now so separately metered. Landlord shall be under no obligation to furnish any utilities or services to the Premises and shall not be liable for any interruption or failure in the supply of any such utilities or services to the Premises, unless the same is caused by Landlord’s gross negligence or willful misconduct.

5.2 Landlord’s Services. Landlord, during the Lease Term, shall provide the following services, the cost of which shall be included in the Operating Expenses:

(i)

the repair, maintenance and replacement (when necessary or appropriate) of the structural components of the Premises, including the roof, exterior walls and structural elements of the Building (including, without limitation, the foundation and roof membrane but specifically excluding all mechanical systems and all glass, interior and exterior). Landlord shall never be liable for damages caused by its failure to make any such repairs, provided that Landlord has used reasonable and diligent efforts to attempt to have such repair reasonably promptly made, after having been notified by Tenant that such repair must be made promptly and that Tenant will be damaged by the failure to make such repairs promptly;

(ii)	the maintenance of the landscaping on the Land;

(iii)	the maintenance and repair of the parking area located on the Land;

(iv)	the removal of snow and ice from the parking areas, driveways and walkways located on the Land;

(v)	the insurance which Landlord is required to maintain on the Land pursuant to Article 6 below;

(vi)	the management of the Land; and

(vii)	exterior lighting and repair and replacement thereof.

5.3 Access and Security. Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week, fifty-two (52) weeks per year. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for security for the Premises.

ARTICLE 6

INSURANCE

6.1 Required Coverage. Tenant covenants and agrees with Landlord that during the Lease Term the following insurance shall be obtained by Tenant and carried at Tenant’s sole expense:

(a)	Tenant’s comprehensive public liability insurance insuring Tenant, Landlord, and Landlord’s Mortgagee against liability for injury to persons and damage to property which may be claimed to have occurred upon the Premises or the sidewalks, ways and other real property adjoining said Premises and covering Tenant’s obligations under this Lease and with limits at least equal to $2,000,000.00 per occurrence and $2,000,000.00 in the aggregate, or such higher limits in any case as may reasonably be required in case of increase in risk or as may be customarily carried in Massachusetts by prudent occupants of similar property, as determined by Landlord in its reasonable discretion.

(b)	Workmen’s Compensation covering all Tenant’s employees, contractors and agents working on the Premises.

(c)	Such additional insurance (including, without limitation, business interruption insurance) as Landlord or Landlord’s Mortgagee shall reasonably require, provided that such insurance is in an amount and of the type customarily carried in Massachusetts by prudent occupants of similar property.

6.2 Writing and Disposition of Insurance Policies. All insurance required under Section 6.1 above shall be written with companies reasonably satisfactory to Landlord and in forms customarily in use from time to time in the Greater Boston area. Tenant shall furnish Landlord with duplicates of said policies, and said policies shall (i) name Landlord and Landlord’s Mortgagee as additional insureds, as their respective interests may appear, and (ii) provide that the coverage thereunder may not lapse or be canceled without thirty (30) days prior written notice to Landlord, Landlord’s Mortgagee and Tenant. If Landlord so requests, and to the extent it can be procured without additional premium, Tenant agrees that any insurance which Tenant may carry with respect to the Premises shall list Landlord and Landlord’s Mortgagee as additional insureds, as their interest may appear. Tenant’s insurance shall be primary when Landlord maintains duplicate coverage.

6.3 Mutual Waiver of Subrogation. Landlord and Tenant each hereby releases the other, its officers, directors, employees and agents, from any and all liability or responsibility (to the other or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage to property covered by valid and collectible insurance, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible. However, this release shall be applicable and in force and effect only with respect to loss or damage (a) actually recovered from an insurance company and (b) occurring during such time as the releaser’s insurance policies shall contain a clause or endorsement to the effect that any such release shall not adversely affect or impair said policies or prejudice the right of the releaser to recover thereunder. This release shall not be construed to impose any greater liability on either Landlord or Tenant than would have existed in the absence of this release. Landlord and Tenant each agrees that any fire and extended coverage insurance policies will include such a clause or endorsement as long as the same shall be obtainable without extra costs, or, if extra cost shall be charged therefor, so long as the other party pays such extra cost. If extra cost shall be chargeable therefor, each party shall advise the other party and of the amount of the extra cost, and the other party, at its election, may pay the same, but shall not be obligated to do so.

6.4 Blanket Policies. Nothing contained herein shall prevent Tenant from taking out insurance of the kind and in the amounts provided for herein under a blanket insurance policy or policies covering properties other than the Premises, provided however, that any such policy or policies of blanket insurance: (a) shall specify therein, or Tenant shall furnish Landlord with the written statement from the insurers under such policy or policies, specifying the amount of the total insurance allocated to the premises covered thereunder, which amounts shall not be less than the amounts required herein; and (b) amounts so specified shall be sufficient to prevent any of the insureds from being a co-insurer within the terms of the applicable policy or policies; and (c) such blanket policy shall insure no more than two separate locations and shall include a “per location aggregate” endorsement, and provided further, however, that any such policy or policies of blanket insurance shall, as to the Premises, otherwise comply as to endorsements and coverage with the provisions herein.

6.5 Landlord’s Insurance Covenant. Landlord covenants and agrees that, during the Lease Term, it shall obtain all risk insurance against damage by fire or other casualty in an amount at least equal to the replacement cost of the Premises as determined from time to time by Landlord or (at Landlord’s election or upon Tenant’s request) by appraisal made at the expense of Tenant by an accredited insurance appraiser approved by Landlord. Tenant’s Proportionate Share of the cost of such insurance shall be paid by Tenant as an Operating Expense.

ARTICLE 7

TENANT’S ADDITIONAL COVENANTS

Tenant covenants and agrees during the Lease Term and such further time as Tenant occupies the Premises or any part thereof:

7.1 Performing Obligations. To perform fully, faithfully and punctually all of the obligations of Tenant set forth in this Lease; and to pay when due Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.

7.2 Use. To use the Premises only for the Permitted Uses, and for no other purposes.

7.3 Maintenance and Repair. At Tenant’s expense, and except for reasonable wear and tear and damage from fire or other casualty or taking by eminent domain, to keep the Premises, including, without limitation, all interior and exterior glass, all utilities, pipes, conduits, drains, loading docks and other installations used in connection with the Premises, clean, neat and in good order, repair and condition, excluding any structural repairs to the Premises (except those required due to Tenant’s use therein) and to arrange for, or enter into contracts regarding the provision of such services as are necessary to do so including, without limitation, the removal of rubbish, to replace all light bulbs and ballasts as necessary, and to keep the Premises and such installations in as good condition, order and repair as the Premises and such installations are at the Term Commencement Date or such better condition as the Premises or such installations thereafter may be put, reasonable wear and use and damage by fire or other casualty only excepted, it being understood that the foregoing exception for reasonable wear and use shall not relieve Tenant from the obligation to keep the Premises and such installations in good order, repair and condition including, without limitation, all necessary and ordinary non-structural repairs, replacements and the like. Tenant further agrees to maintain and repair the heating, ventilating, and air-conditioning system (“HVAC”) exclusively servicing the Premises; and, when necessary, at its own cost and expense, to replace the major components of such system including, without limitation, the units themselves, the compressor, and the fan motor. Tenant shall have the HVAC systems and fire systems inspected by a reputable contractor and pursuant to an on-site service contract reasonably satisfactory to Landlord and shall immediately make any repairs as necessary. Landlord reserves the right, upon notice to Tenant, to implement a preventative maintenance program for the HVAC and fire systems serving the Premises at Tenant’s expense. Tenant shall provide copies of all inspection reports upon Landlord’s request, and all invoices evidencing any repairs to Landlord within thirty (30) days of the completion of such repair. Tenant also agrees to abide by reasonable rules and regulations which may be adopted by Landlord from time to time, including the Rules and Regulations attached hereto as Exhibit E.

7.4 Compliance with Laws. At Tenant’s sole cost and expense, to comply promptly with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, departments, commissions, boards and officials, foreseen and unforeseen, ordinary as well as extraordinary, which may be applicable to the Premises or to Tenant’s use, occupancy or presence in or at the Premises or the Land, including the Americans with Disabilities Act “ADA”) and all laws with respect to the handling, storage and disposal of hazardous materials (“Legal Requirements”), except that Tenant may defer compliance so long as the validity of any such Legal Requirement shall be contested by Tenant in good faith and by appropriate legal proceedings, and:

(a)	If by the terms of such Legal Requirement, compliance therewith pending the prosecution of any such proceeding may legally be delayed without the incurrence of any lien, charge or liability of any kind against the Premises or Land or the Business Park and without subjecting Tenant or Landlord to any liability, civil or criminal, for failure so to comply therewith, Tenant may delay compliance therewith until the final determination of such proceeding, or

(b)	If any lien, charge or civil liability would be incurred by reason of any such delay, Tenant nevertheless may contest as aforesaid and delay as aforesaid, provided that such delay would not subject Landlord to criminal liability or fine, and Tenant (i) furnishes to Landlord security, reasonably satisfactory to Landlord, against any loss or injury by reason of such contest or delay, and (ii) prosecutes the contest with due diligence; and

(c)	Such delay in compliance will not constitute a default by Landlord under any lease, mortgage or other agreement, will not affect the use of all or any portion of the Business Park by Landlord or any tenant of the Business Park, and will not affect the sale, leasing, or refinancing of all or any portion of the Business Park.

Notwithstanding the foregoing, Landlord shall be responsible for compliance of the Building as initially constructed (including any alterations or repairs made to the Building prior to the Term Commencement Date) with all applicable Legal Requirements, including, without limitation, the ADA, and Landlord hereby covenants and agrees to indemnify, defend, and hold Tenant harmless from, any and all costs, damages, claims, liability, judgments, expenses, reasonable attorneys’ fees, and penalties which may arise out of any actual or alleged violations of such legal Requirements or the ADA with respect to the initial construction of the Premises (including any alterations or repairs made to the Building prior to the Term Commencement Date).

7.5 Payment for Tenant’s Work. To pay promptly when due the entire cost of any work at or on the Premises undertaken by Tenant so that the Premises shall at all times be free of liens for labor and materials; promptly to clear the record of any notice of any such lien; to procure all necessary permits and before undertaking such work; to do all of such work in a good and workmanlike manner, employing materials of good quality and complying with all governmental requirements; and to save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work.

7.6 Indemnities. Tenant shall save Landlord harmless and indemnified from, and defend Landlord against, all injury, loss, claims or damage (including reasonable attorneys’ fees) to any person or property while on the Premises unless arising from any omission, fault, negligence or other misconduct of Landlord, or its agents, servants, employees, or contractors; and to save Landlord harmless and indemnified from, and to defend Landlord against, all injury, loss, claims or damage (including reasonable attorneys’ fees) to any person or property anywhere occasioned by any negligent act or negligent omission or default of Tenant or Tenant’s agents, servants, employees, contractors, guests, invitees or licensees. Landlord shall save Tenant harmless and indemnified from, and defend Tenant against, all injury, loss, claims or damage (including reasonable attorneys’ fees) to any person or property while in the Building (but not in the Premises) unless arising from Tenant’s use of the Premises or any omission, fault, negligence or other misconduct of Tenant, or its agents, servants, employees, or contractors; and to save Tenant harmless and indemnified from, and to defend Tenant against, all injury, loss, claims or damage (including reasonable attorneys’ fees) to any person or property anywhere in the Building occasioned by any neglect or default of Landlord or Landlord’s agents, employees, or contractors. The provisions of this Section 7.6 shall survive expiration or earlier termination of this Lease.

7.7 Personal Property at Tenant’s Risk. That all personal property, equipment, inventory and the like from time to time upon the Premises shall be at the sole risk of Tenant; and that Landlord shall not be liable for any damage which may be caused to such property or the Premises or to any person for any reason including, without limitation, the bursting or leaking of or condensation from any plumbing, cooling or heating pipe or fixture, unless such damage is caused by the gross negligence of Landlord or its agents, employees or contractors.

7.8 Payment of Landlord’s Cost of Enforcement. To pay on demand Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease, provided that Landlord is successful in enforcing such obligation or has a right under this Lease to cure such default.

7.9 Yield Up. At the termination of this Lease, peaceably to yield up the Premises clean and in good order, repair and condition and in compliance with all applicable Legal Requirements, reasonable wear and tear and damage by fire or casualty or taking by eminent domain only excepted, and to deliver to Landlord all keys to the Premises or any part thereof. Any alteration, addition or improvement in, on, or to the Premises made or installed by Tenant shall become a part of the realty and belong to Landlord without compensation to Tenant upon the expiration or sooner termination of the Term, at which time title shall pass to Landlord under this Lease as if by a bill of sale, unless Landlord elects otherwise and notifies Tenant to remove any such tenant improvements at any time prior to the expiration of the Lease Term. Notwithstanding the foregoing, any and all trade equipment (including but not limited to manufacturing and processing equipment), trade fixtures, furniture, data lines, inventory and business equipment shall remain Tenant’s property and shall be removed by Tenant at the expiration or earlier termination of this Lease. Upon demand by Landlord, Tenant shall remove, at Tenant’s sole cost and expense, forthwith and with all due diligence (but in any event prior to the expiration or earlier termination of the Lease Term), any such alterations, additions or improvements which are designated by Landlord to be removed, and Tenant shall forthwith and with all due diligence, at its sole cost and expense, repair any damage to the Premises or the Building or the Business Park caused by such removal. In the event Tenant fails so to remove any such alterations, additions and improvements or fails to repair any such damage to the Premises, the Building or the Business Park, Landlord may do so and collect from Tenant the cost of such removal and repair in accordance with Section 7.8 hereof.

7.10 Rights of Mortgagees.

(i) This Lease shall be subordinate to any mortgage, deed of trust or ground lease or similar encumbrance (collectively, a “Mortgage”) from time to time encumbering the Premises, whether executed and delivered prior to or subsequent to the date of this Lease, unless Landlord’s Mortgagee shall elect otherwise. If this Lease is subordinate to any Mortgage and Landlord’s Mortgagee or any other party shall succeed to the interest of Landlord pursuant to the Mortgage (such Mortgagee or other party, a “Successor”), at the election of the Successor, Tenant shall attorn to the Successor and this Lease shall continue in full force and effect between the Successor and Tenant. Not more than fifteen (15) days after Landlord’s written request, Tenant agrees to execute such instruments of subordination or attornment in confirmation of the foregoing agreement as the Successor reasonably may request, and Tenant hereby appoints the Successor as Tenant’s attorney-in-fact to execute such subordination or attornment agreement upon Tenant’s failure timely to comply with the Successor’s request. Notwithstanding the foregoing, if this Lease is subordinate to a Mortgage as aforesaid, then upon the written request of Tenant, Landlord agrees to use commercially reasonable efforts to obtain the written agreement of Landlord’s Mortgagee that, subject to such reasonable qualifications as such Mortgagee may impose, in the event that Landlord’s Mortgagee or any other party shall succeed to the interest of Landlord hereunder pursuant to such Mortgage, so long as no Event of Default exists hereunder, Tenant’s right to possession of the Premises shall not be disturbed and Tenant’s other rights hereunder shall not be adversely affected by any foreclosure of such Mortgage. For purposes hereof, the term “commercially reasonable efforts” shall not include the payment of any sum of money or the consent to less favorable terms and conditions with respect to the obligations or indebtedness secured or created by the Mortgage. In the event that, despite using commercially reasonable efforts, Landlord is unable to obtain such an agreement, then this Lease nonetheless shall be subordinate as aforesaid.

(ii) With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect and, except as aforesaid, such holder shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises. In no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser. For all purposes, such seller lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser lessor. Except as provided herein, in the event of any transfer of title to the Property by Landlord, Landlord shall thereafter be entirely freed and relieved from the performance and observance of all covenants and obligations hereunder.

(iii) Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail to any mortgage holder whose address has been given to Tenant, and affording such mortgage holder a reasonable opportunity to perform Landlord’s obligations hereunder. Notwithstanding any such attornment or subordination of a mortgage to this Lease, the holder of any mortgage shall not be liable for any acts of any previous landlord, shall not be obligated to install any tenant improvements, and shall not be bound by any amendment to which it did not consent in writing nor any payment of rent made more than one month in advance.

7.11 Estoppel Certificates. From time to time, upon not less than fifteen (15) days prior written request by Landlord, to execute, acknowledge and deliver to Landlord, for delivery to a prospective purchaser or mortgagee of the Premises or the Land or the Business Park or to any assignee of any mortgage of the Premises or the Land or the Business Park, a statement in writing certifying: (a) that this Lease is unamended (or, if there have been any amendments, stating the amendments); (b) that it is then in full force and effect, if that be the fact; (c) the dates to which Rent and any other payments to Landlord have been paid; (d) any defenses, offsets and counterclaims which Tenant, at the time of the execution of said statement, believes that Tenant has with respect to Tenant’s obligation to pay Rent and to perform any other obligations under this Lease or that there are none, if that be the fact; and (e) such other data as may reasonably be requested. Any such statement may be relied upon by such prospective purchaser or mortgagee of the Premises, or portion thereof, or any assignee of any mortgagee of the Premises, or portion thereof.

7.12 Nuisance. At all times during the Lease Term and such further time as Tenant occupies the Premises, not to injure, overload, deface or otherwise harm the Premises; nor commit any nuisance; nor to do or suffer any waste to the Premises; nor permit the emission of any objectionable noise or odor; nor make any use of the Premises which is improper, or contrary to any Legal Requirement or which will invalidate any insurance policy covering the Premises or any portion thereof, including, without limitation, the handling, storage and disposal of any hazardous material.

7.13 Changes and Alterations. Except as otherwise explicitly set forth herein, Tenant shall have no authority, without the express written consent of Landlord, to alter, remodel, reconstruct, demolish, add to, improve or otherwise change the Premises, except that Tenant shall have such authority, without the consent of Landlord, to make repairs to the Premises and do such things as are appropriate to comply with the obligations imposed on Tenant under other provisions of this Lease.

Tenant shall not construct or permit any alterations, installations, additions or improvements including any interior or exterior signs (“Alterations”) to the Premises or the Building or the Business Park without having first submitted to Landlord plans and specifications therefor for Landlord’s approval, which approval shall not be unreasonably withheld or delayed provided that:

(a)	if the improvement involves a sign or will otherwise be visible from the exterior, then the improvement must be compatible with the architectural and aesthetic qualities of the Premises and the Land and the Business Park. Tenant may install a lighted sign on the Building and a sign in the lobby of the Building, subject to Tenant complying with all the requirements of this Section 7.13 (including, without limitation, the requirement that Tenant obtain the prior written consent of Landlord to the plans and specifications); and

(b)	the improvement must be non-structural and have no effect on the plumbing, heating and cooling, mechanical, electrical or other systems or services in the Premises or the Building, and the improvement (except for signs) must be entirely within the Premises; and

(c)	the change, when completed, will not adversely affect the value of the Premises or the Land or the Business Park; and

(d)	Tenant demonstrates to Landlord’s satisfaction that the improvement will be made in accordance with all applicable Legal Requirements, using good quality materials and good quality construction practices, and will not result in any liens on the Premises; and

(e)	as soon as such work is completed, Tenant will have prepared and provide Landlord with “as-built” plans (in form acceptable to Landlord) showing all such work; and

(f)	Tenant will comply with any rules or requirements reasonably promulgated by Landlord in connection with the doing of any work, and if requested by Landlord, Tenant will obtain and maintain Builder’s Risk insurance in connection with such work.

Tenant shall have the right to make minor alterations from time to time in the Premises without obtaining Landlord’s prior written consent therefor, provided that all of such work conforms to all of the above requirements in all respects, and further provided that Tenant provides Landlord with a written description of such work (and such other data as Landlord may request) prior to commencing any such alteration, and further provided that the aggregate cost of such minor alterations may not exceed $5,000 in any twelve month period.

7.14 Financial Statements. So long as Tenant is a corporation whose stock is traded on a public exchange, Tenant shall not be required to furnish Landlord with financial statements. Tenant’s statement of net worth, as reported in its annual report to its shareholders or in any forms required to be submitted to the Securities and Exchange Commission, shall be acceptable in lieu of any financial statements otherwise required hereunder and shall be conclusive with respect to the items reported therein. In the event that Tenant’s stock is not traded on a public exchange, within forty-five (45) days following the end of each of its fiscal quarters, and within ninety (90) days following the end of its fiscal year, Tenant shall furnish Landlord a statement of income and balance sheet for the immediately preceding fiscal quarter or fiscal year, as the case may be, certified by an independent certified public accountant and prepared in accordance with generally accepted accounting principles consistently applied.

7.15 Holdover. If Tenant remains in the Premises beyond the expiration of the Lease Term, or sooner following an early termination as provided for herein, such holding over shall not be deemed to create any tenancy, but Tenant shall be a tenant at sufferance only subject to all of Tenant obligations set forth herein, but at a daily rate equal to two hundred percent (200%) of the Rent. The acceptance of a purported rent check following termination shall not constitute the creation of a tenancy at will, it being agreed that Tenant’s status shall remain that of a tenant at sufferance, at the aforesaid daily rate. Any reference in this Lease to Tenant’s obligations continuing during the period of any holdover shall not be deemed to grant Tenant the right to a holdover or imply Landlord’s consent to any such holdover. In addition, after the first thirty (30) days of any such period of holdover, Tenant shall be liable for all costs, claims, liabilities and damages arising from or in any manner related to such holdover including, without limitation, damages payable to the subsequent tenant and related to the loss of a tenant.

ARTICLE 8

QUIET ENJOYMENT

Landlord covenants that Tenant on paying the Rent and performing Tenant’s obligations under this Lease shall peacefully and quietly have, hold and enjoy the Premises throughout the Lease Term or until it is terminated as in this Lease provided without hindrance by Landlord or by anyone claiming by, through or under Landlord.

ARTICLE 9

DAMAGE AND EMINENT DOMAIN

9.1 Fire and Other Casualty. If the Premises are damaged by fire or other casualty (a “Casualty“), Landlord shall, within ninety (90) days after such Casualty, deliver to Tenant a good faith estimate (the “Damage Notice“) of the time needed to repair the damage caused by such Casualty. If a material portion of the Premises is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty (a “Material Casualty”) and Landlord estimates in the Damage Notice that the damage caused thereby cannot be repaired within two hundred seventy (270) days after such casualty (the “Repair Period“), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant. Notwithstanding the foregoing, if

Landlord, in its sole discretion, determines that the Premises will not be restored within the Repair Period or that there will be insufficient insurance proceeds available to Landlord to accomplish same, then Landlord shall have the right to terminate this Lease by written notice given to Tenant within ninety (90) days after the occurrence of the Casualty (in such event, such notice of termination shall be in lieu of Landlord’s delivery of the Damage Notice). Notwithstanding any provision of this Section 9.1 to the contrary, in the event of a Material Casualty that occurs during the last Lease Year of the Lease Term that Landlord estimates in the Damage Notice will take more than 180 days following the date of the Casualty to restore, either party may terminate this lease upon thirty (30) days written notice to the other party.

If this Lease is not terminated pursuant to the preceding paragraph, then Landlord shall, promptly following the availability of insurance proceeds for such purpose, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any Alterations or improvements made by Tenant or at Tenant’s request within the Premises or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises or the Building, and Landlord’s obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question. In the event the Premises have not been restored to a condition substantially suitable for their intended purpose on or before expiration of the Repair Period, then either Landlord or Tenant may terminate this Lease by written notice to the other within five (5) business days following expiration of the Repair Period.

In the event that at any time during the Lease Term the Premises are damaged or destroyed by fire or other casualty so as to render the Premises or any portion thereof untenantable, then there shall be a just and proportionate abatement of the Rent payable hereunder until the Premises are made suitable for Tenant’s occupancy (including a reasonable period of time for the repair or replacement of tenant’s improvements in the Premises and the installation of Tenant’s furniture, equipment, trade fixtures and other personal property) and the Lease Term shall be extended, without the necessity of further action by any party, for a period equal to the time during which Rent so abated.

9.2 Eminent Domain. Landlord reserves for itself all rights to any damages or awards with respect to the Premises and the leasehold estate hereby created by reason of any exercise of the right of eminent domain, or by reason of anything lawfully done in pursuance of any public or other authority; and by way of confirmation Tenant grants and assigns to Landlord all Tenant’s rights to such damages so reserved, except as otherwise provided herein. Tenant covenants to execute and deliver any instruments confirming such assignment as Landlord may from time to time reasonably request. If all the Premises are taken by eminent domain, this Lease shall terminate when Tenant is required to vacate the Premises or such earlier date as Tenant is required to begin the payments of rent to the taking authority. If a partial taking by eminent domain results in so much of the Premises being taken as to render the Premises or a material portion thereof unsuitable for Tenant’s continued use and occupancy as determined by Landlord in its reasonable discretion, either Landlord or Tenant may elect to terminate this Lease as of the date when Tenant is required to vacate the portion of the Premises so taken, by written notice to the other given not more than ninety (90) days after the date on which Tenant or Landlord, as the case may be, receives notice of the taking. If a partial taking by eminent domain does not result in such portion of the Premises as aforesaid being taken, then this Lease shall not be terminated or otherwise affected by any exercise of the right of eminent domain. Whenever any portion of the Lease Premises shall be taken by any exercise of the right of eminent domain, and if this Lease shall not be terminated in accordance with the provisions of this Section 9.2, Landlord shall, at its expense, proceeding with all reasonable dispatch, provided sufficient condemnation proceeds are available therefor do such work as may be required to restore the Premises or what remains thereof (not including Tenant’s trade fixtures, business equipment and furniture) as nearly as may be to the condition they were in immediately prior to such taking, and Tenant may at its expense do such work to its trade fixtures, business equipment and furniture, as may be required. A just proportion of the Rent payable hereunder, according to the nature and extent of the taking shall be abated from the time Tenant is required to vacate that portion of the Premises taken. If the Premises have not been restored to a condition substantially suitable for their intended purpose within two hundred seventy (270) days of said taking, Tenant may elect to terminate this Lease by written notice to Landlord sent within twenty (20) days following such two hundred seventy (270) day period. Nothing herein shall prohibit Tenant from pursuing a separate claim against the condemning authority for Tenant’s personal property and relocation expenses, provided such claim shall not affect Landlord’s award.

ARTICLE 10

DEFAULTS BY TENANT AND REMEDIES

10.1 Tenant’s Default. Each of the following shall be an event of default (“Event of Default”) hereunder: (A) if Tenant shall fail to pay any installment of Base Rent, Additional Rent or any other payment due under this Lease, and such failure shall continue for a period of five (5) business days following Landlord’s notice of same to Tenant, provided that such notice from Landlord shall be in lieu of, and not in addition to, any notice of default required by applicable law, and provided further Landlord shall be obligated to give only two (2) such notices per any twelve (12) month period, with subsequent payment default to be an Event of Default if such failure to pay shall continue for a period of five (5) days from the date such payment is due (without any notice); (B) if Tenant or any guarantor or surety of Tenant’s obligations hereunder shall (i) make a general assignment for the benefit of creditors; (ii) commence any proceeding for relief, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property; (iii) become the subject of any such proceeding which is not dismissed within sixty (60) days after its filing or entry; or (iv) die or suffer a legal disability (if Tenant, guarantor or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity); (C) Tenant shall fail to discharge or bond over any lien placed upon the Premises in violation of this Lease within thirty (30) days after Tenant receives notice that any such lien or encumbrance is filed against the Premises; (D) if Tenant shall fail to comply with any provision of this Lease, other than those specifically referred to hereinabove and, except as otherwise expressly provided therein, such default shall continue for more than thirty (30) days after Landlord shall have given Tenant written notice of such default, or such longer period if such default cannot be reasonably cured within such thirty (30) day period, provided that Tenant diligently commences the cure within the thirty (30) day period and diligently prosecutes such cure to completion; and (E) if Tenant shall abandon the Premises for more than sixty (60) days. Upon the occurrence of an Event of Default, defined as aforesaid, then in any such case, notwithstanding any waiver or other indulgence of any prior default, Landlord may terminate this Lease by written notice to Tenant sent at any time thereafter, but before Tenant has cured or removed the cause for such termination. Such termination shall take effect on the later of (i) the last day of the month in which Tenant receives the notice, or (ii) twenty-one (21) days after Tenant receives the notice, and shall be without prejudice to any remedy Landlord might otherwise have for any prior breach of covenant.

10.2. Landlord’s Election. Upon each occurrence of an Event of Default and so long as such Event of Default shall be continuing, Landlord may at any time thereafter, at its election by written notice to Tenant: (i) terminate this Lease or Tenant’s right of possession, but Tenant shall remain liable as hereinafter provided; and/or (ii) pursue any remedies provided for under this Lease or at law or in equity. Upon the termination of this Lease or termination of Tenant’s right of possession, it shall be lawful for Landlord, without formal demand or notice of any kind, to re-enter the Premises by summary dispossession proceedings or any other action or proceeding authorized by law and to remove Tenant and all persons and property therefrom. If Landlord re-enters the Premises, Landlord shall have the right to keep in place and use, or remove and store all of the fixtures, equipment and other property of Tenant left at the Premises or elsewhere at the

Site. If Landlord terminates this Lease or terminates Tenant’s right of possession, Landlord may, at its election, recover from Tenant the sum of (i) all Base Rent, Additional Rent and all other amounts accrued hereunder to the date of such termination, (ii) the costs set forth in Section 10.3 below, and (iii) liquidated damages in an amount equal to (A) the Base Rent and Additional Rent which would have been payable by Tenant under this Lease had this Lease not been so terminated (or had Tenant’s right of possession not been terminated) for the period commencing after said termination and ending on the last day of the Lease Term with such amounts becoming due and payable by Tenant on such dates as Base Rent would otherwise become due and payable hereunder, less (B) the net rents received by Landlord from re-letting the Premises (or any portion(s) thereof) for the period commencing after said termination and ending on the last day of the Lease Term, such net rents to be determined by first deducting from the gross rents received by Landlord from such re-letting the expenses incurred or paid by Landlord in connection with said termination and in re-entering the Premises and in securing possession thereof, as well as the actual expenses of re-letting (including, without limitation, altering and preparing the Premises for new tenants and any broker’s commission as determined pursuant to Section 10.3 below). Subject to the provisions of Section 10.4 below, any such re-letting may be for a shorter or longer period than the remaining Lease Term, and in no event shall Tenant be entitled to receive any excess of such net rents over the Base Rent payable by Tenant to Landlord under this Lease. Notwithstanding any such re-letting without termination, Landlord may at any time thereafter elect in writing to terminate this Lease for such previous breach. Landlord may, at its election and in lieu of the liquidated damages set forth in subclause (iii) above, recover from Tenant, as liquidated damages for the then-unexpired portion of the Lease Term, a sum that at the time of termination of the Lease on account of such Tenant default or at the time to which installments of liquidated damages shall have been paid, represents the excess of the Rent and other payments herein named over the then-rental value of the Premises for the residue of the Lease Term. Tenant’s liability for sums due pursuant to this Section 10.2 shall survive any termination of the Lease.

10.3. Reimbursement of Landlord’s Expenses. In the case of termination of this Lease or termination of Tenant’s right of possession pursuant to Section 10.2, Tenant shall reimburse Landlord for all actual expenses arising out of such termination, including, without limitation, (i) all costs actually incurred in collecting such amounts due from Tenant under this Lease (including reasonable attorneys’ fees actually incurred and the costs of litigation and the like but only if Landlord is successful in its litigation), (ii) all customary and necessary expenses incurred by Landlord in attempting to relet the Premises or parts thereof (including advertisements, brokerage commissions, tenant’s allowances, lease inducements, costs of preparing space, and the like), and (iii) all Landlord’s other expenditures necessitated by the termination. The reimbursement from Tenant shall be due and payable within thirty (30) days following written notice from Landlord that an expense has been incurred with documentation substantiating such expenses, without regard to whether the expense was incurred before or after the termination.

10.4. Termination of Right of Possession. Even though Tenant has breached this Lease and abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate the Lease (even though it has terminated Tenant’s right of possession), and Landlord may enforce all its rights and remedies under this Lease, including the right to recover Base Rent and Additional Rent as it becomes due. Any such payments due Landlord shall be made on the dates that Base Rent and Additional Rent would otherwise come due under this Lease, and Tenant agrees that Landlord may file suit to recover any sums falling due from time to time. Notwithstanding any such termination of possession only, Landlord may at any time thereafter elect in writing to terminate this Lease for such previous breach.

10.5. Mitigation. Landlord shall use commercially reasonable efforts to relet the Premises which efforts shall be subject to the reasonable requirements of Landlord to lease to high quality tenants and to develop the Premises in a harmonious manner with an appropriate mix of uses, tenants, and terms of tenancies, and the like and factoring in the location and nature of the Premises. It is agreed that hiring a reputable leasing broker to lease the Premises and cooperating in good faith with such broker shall satisfy the requirement that Landlord use commercially reasonable efforts to relet.

10.6. Claims in Bankruptcy. Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in a proceeding for bankruptcy, insolvency, arrangement or reorganization, by reason of the termination, an amount equal to the maximum allowed by the statute of law in effect at the time when, and governing the proceedings in which, the damages are to be provided, whether or not the amount is greater to, equal to, or less than the amount of the loss or damage which Landlord has suffered.

10.7. Landlord’s Right to Cure Defaults. Landlord may, but shall not be obligated to cure, at any time any default by Tenant under this Lease after the applicable notice and cure period (if any) has expired. In curing such defaults, Landlord may enter upon the Premises and take such action thereon as may be necessary to effect such cure. In the case of an emergency threatening serious injury to persons or property, Landlord may cure such default without notice. All costs and expenses incurred by Landlord in curing a default, including reasonable attorneys’ fees actually incurred, together with interest thereon at a rate equal to the lesser of (a) eighteen percent (18%) per annum, or (b) the highest lawful rate of interest which Landlord may charge to Tenant without violating any applicable law from the day of payment by Landlord shall be paid by Tenant to Landlord on demand. Landlord may use the Security Deposit to effectuate any such cure.

10.8. No Waiver. Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, whether by agreement or by operation of law, it being understood that such surrender and/or termination can be effected only by the written agreement of Landlord and Tenant. Tenant and Landlord further agree that forbearance or waiver by either party to enforce its rights pursuant to this Lease, or at law or in equity, shall not be a waiver of such party’s right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of rent with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account of the earliest installment of any payment due from Tenant under the provisions hereof. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

10.9 Late Charge; Default Interest. If any payment of Base Rent, Additional Rent or any other payment payable hereunder by Tenant to Landlord shall not be paid when due, Landlord may impose, at its election, a late fee of ten percent (10%) of the overdue amount and interest on the overdue amount from the date when the same was payable until the date paid at a rate equal to the lesser of (a) eighteen percent (18%) per annum, or (b) the highest lawful rate of interest which Landlord may charge to Tenant without violating any applicable law. Such late fee and interest shall constitute Additional Rent payable hereunder.

ARTICLE 11

ASSIGNMENT AND SUBLETTING

11.1 Prohibition. Tenant covenants and agrees that neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred, and that neither the Premises, nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied, or utilized for desk space or for mailing privileges, by anyone other than Tenant, or for any use or purpose other than as stated herein, or be sublet or offered or advertised for subletting, without the prior written consent of Landlord in each and every case, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything contained herein to the contrary, Tenant shall have no right to advertise publicly to assign this lease or sublet any interest hereunder. Not in limitation of the foregoing, Tenant’s request for Landlord’s consent to subletting or assignment shall be submitted in writing no later than sixty (60) days in advance of the proposed effective date of such proposed assignment or sublease, which request shall be accompanied by the following information (the “Required Information”): (i) the name, current address and business of the proposed assignee or subtenant; (ii) the precise square footage and location of the portion of the Premises proposed to be so subleased or assigned; (iii) the effective date and term of the proposed assignment or subletting; and (iv) the rent and other consideration to be paid to Tenant by such proposed assignee or subtenant. Tenant also shall promptly supply Landlord with such financial statements and other information as Landlord may request, prepared in accordance with generally accepted accounting principles, not more than ninety (90) days old when delivered to Landlord, indicating the net worth, liquidity and credit worthiness of the proposed assignee or subtenant in order to permit Landlord to evaluate the proposed assignment or sublease. Tenant agrees to reimburse Landlord for legal fees and any other reasonable expenses and costs incurred by Landlord in connection with any proposed assignment or subletting.

11.2. Conditions to Consent. Notwithstanding anything to the contrary contained herein, it shall not be unreasonable for Landlord to withhold its consent to any proposed assignment or sublease if (i) Tenant proposes to assign this Lease or sublease the Premises or any portion thereof to any person or entity with whom Landlord is then negotiating for the rental of other space in the Business Park or who is a tenant in any building in the Business Park or any other building owned by Landlord or any affiliate of Landlord; or (ii) the net worth of any such proposed assignee or subtenant is less than the greater of (A) the net worth of Tenant on the date hereof or (B) the net worth of Tenant at the time of any such assignment or sublease; or (iii) in

Landlord’s judgment the proposed assignee or subtenant is engaged in a business which is not in keeping with the then standards of the Building and the proposed use is not limited to the Permitted Use; or (iv) there are then two (2) or more leases or subleases in effect with respect to the Premises (including this Lease); or (v) the proposed sublease is for a portion of the Premises of less than 5,000 rentable square feet; or (vi) any rent payable by Tenant hereunder is so-called “percentage rent” (provided, however, that it is hereby agreed and acknowledged that in no event shall Landlord’s right to withhold consent be limited to the basis set forth in clauses (i) through (vi) above). Landlord’s consent shall be granted only if any and all rights of expansion, extension, renewal, first offer, and the like contained within this Lease are deleted and/or waived by Tenant, and if requested by Landlord such assignee or subtenant, and only if the assignee or subtenant shall promptly execute, acknowledge, and deliver to Landlord an agreement in form and substance satisfactory to Landlord whereby the assignee or subtenant shall agree to be bound by and upon the covenants, agreements, terms, provisions and conditions set forth in this Lease other than the payment of Rent hereunder.

11.3 Excess Rents. If Tenant shall sublet the Premises, having first obtained Landlord’s consent, at a rental in excess of the rent and additional rent due and payable by Tenant under the provisions of this Lease, such excess Rent and Additional Rent net of Tenant’s commercially reasonable and necessary expenses related to the sublease shall be paid by the Tenant to the Landlord, it being agreed, however, that Landlord shall not be responsible for any deficiency if Tenant shall sublet the Premises at a rental less than that provided for herein.

11.4. Landlord’s Recapture Right. It is agreed that in lieu of withholding or granting its consent to any assignment or sublease hereunder Landlord may, within thirty (30) days of receipt of a request for consent from Tenant, cancel this Lease as to the entire Premises in the event of a request for consent to an assignment of this Lease or as to so much of the Premises as Tenant has proposed to sublease in the event of a request of Tenant to sublet. If Landlord shall elect to cancel this Lease as to all or a portion of the Premises, it shall give Tenant written notice of its election, which notice shall set forth a “termination date” which shall be not less than sixty (60) or more than one hundred twenty (120) days from the receipt by Landlord of Tenant’s request to assign or sublet, and on that “termination date” Tenant shall surrender the Premises or portion thereof for which this Lease has been canceled, in accordance with the provisions of this Lease relating to the surrender of the Premises at the expiration or termination of the Lease Term. If the cancellation shall be as to a portion of the Premises only, then the Rent and Additional Rent shall be adjusted proportionately to reflect said cancellation. Notwithstanding the foregoing, Tenant may rescind its request for an assignment upon written notice to Landlord delivered within ten (10) days after Tenant’s receipt of notice from Landlord exercising Landlord’s option to cancel this Lease. Upon such rescission, Landlord’s exercise of its option to cancel this Lease on account of such request for assignment shall be of no further force or effect with respect to the rescinded request for assignment.

11.5 Assignment or Sublease to an Affiliate. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to assign this Lease or sublet the Premises or any part thereof without the prior consent of Landlord to either (x) an entity into or with which Tenant is merged or consolidated, or to which all or substantially all of Tenant’s assets are transferred, or (y) any entity which controls or is controlled by Tenant or is under common control with Tenant (“Affiliate”), provided that in any such event (i) the successor to Tenant has a net worth, computed in accordance with generally accepted accounting principles consistently applied, at least equal to the greater of (1) the net worth of Tenant immediately prior to such merger, consolidation or transfer, or (2) the net worth of Tenant herein named on the date of this Lease; (ii) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction, and (iii) the assignee agrees directly with Landlord, by written instrument in form satisfactory to Landlord in its reasonable discretion, to be bound by all the obligations of Tenant hereunder, including, without limitation, the covenant against further assignment and subletting.

11.6 No Waiver. If this Lease is assigned, or if the Premises or any part thereof is sublet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect Rent and/or Additional Rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent and/or Additional Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as a tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. The consent by Landlord to an assignment or subletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting. No assignment, subletting or use of the Premises shall affect the Permitted Use hereunder. Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of all sums payable hereunder and for compliance with all the obligations of Tenant hereunder.

ARTICLE 12

NOTICES

All notices required or permitted to be given under this Lease shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by a reputable national overnight courier service, postage prepaid, or by hand delivery and, if to Tenant, addressed to Tenant at the address for Tenant noted on the first page of this Lease, and if to Landlord, addressed to Landlord at the address for Landlord noted on the first page of this Lease, with a copy delivered in the same manner to Dionne & Gass LLP, 131 Dartmouth Street, Suite 501, Boston, Massachusetts 02116, Attn. Sally Michael, Esquire. Either party may by notice given aforesaid change its address for all subsequent notices. Except where otherwise expressly provided to the contrary, notice shall be deemed given upon delivery.

ARTICLE 13

NOTICE OF LEASE

Tenant agrees not to record this Lease, but, if the Lease Term is seven (7) years or longer, each party hereto agrees, on the request of the other, to execute a notice of lease in recordable form and complying with applicable law. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease. At Landlord’s request, promptly upon expiration of or earlier termination of the Lease Term, Tenant shall execute and deliver to Landlord a release of any document recorded in the real property records for the location of the Premises evidencing this Lease, and Tenant hereby appoints Landlord Tenant’s attorney-in-fact, coupled with an interest, to execute any such document if Tenant fails to respond to Landlord’s request to do so within fifteen (15) days. The obligations of Tenant under this Article 13 shall survive the expiration or any earlier termination of the Lease Term.

ARTICLE 14

APPLICABLE LAW, SEVERABILITY, CONSTRUCTION

This Lease shall be governed by and construed in accordance with the laws of Massachusetts and, if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease, and the application of such provisions in other circumstances, shall not be affected thereby. This Lease may be amended only by an instrument in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease.

ARTICLE 15

SUCCESSORS AND ASSIGNS, ETC.

15.1 It is understood and agreed that the covenants and agreements of the parties hereto shall run with the land and that no covenant or agreement of Landlord, expressed or implied, shall be binding upon Landlord except in respect of any breach or breaches thereof committed during Landlord’s seisin and ownership of the Premises. If Landlord acts as a Trustee or Trustees of a trust in making this Lease only the estate for which Landlord acts shall be bound hereby, neither any such Trustee executing this Lease as Landlord nor any shareholder or beneficiary of such trust shall be personally liable for any of the covenants or agreements of Landlord expressed herein or implied hereunder or otherwise because of anything arising from or connected with the use and occupation of the Premises by Tenant. Reference in this Lease to “Landlord” or to “Tenant” and all expressions referring thereto, shall mean the person or persons, natural or corporate, named herein as Landlord or as Tenant, as the case may be, and the heirs, executors, administrators, successors and assigns of such person or persons, and those claiming by, through or under them or any of them, unless repugnant to the context. If Tenant is a partnership or a firm of several persons, natural or corporate, the obligations of each person executing this Lease as Tenant shall be joint and several. Any person who signs this Lease for Tenant or for Landlord in a representative capacity personally warrants and represents that he or she is duly authorized to do so.

15.2 It is further understood and agreed that Tenant shall look solely to the estate and property of Landlord in the Premises, the Building or the Land for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed or performed by Landlord and any other obligations of Landlord created by or under this Lease, and no other property or assets of Landlord or of its partners, beneficiaries, co-tenants, shareholders or principals (as the case may be) shall be subject to levy, execution or other enforcement procedures for the satisfaction of Tenant’s remedies.

ARTICLE 16

LANDLORD’S ACCESS

Landlord and its authorized agents, employees, subcontractors and representatives shall have the right to enter the Premises at any time during emergencies (Landlord agrees to use reasonable efforts to notify Tenant of any such emergency) and at all reasonable times with prior notice for any of the following purposes: (a) to determine whether the Premises are in good condition and whether Tenant is complying with its obligations under this Lease; (b) to do any necessary maintenance and to make such repairs, alterations, improvements or additions in or to the Premises as Landlord has the right or obligation to perform under this Lease, as Landlord may be required to do or make by law, or as Landlord may from time to time deem necessary or desirable; (c) to exhibit the Premises to prospective tenants during the last nine (9) months of the Lease Term or during any period while an Event of Default exists hereunder; and (d) to show the Premises to prospective lenders, brokers, agents, buyers or persons interested in an exchange, at any time during the Lease Term.

If, at any time during the last month of the Lease Term, Tenant shall have removed all of Tenant’s property from all or any portion(s) of the Premises, Landlord may immediately enter and alter, renovate and decorate the same, and such acts shall have no effect upon Tenant’s remaining obligations and covenants under this Lease.

ARTICLE 17

CONDITION OF PREMISES

The Premises are being delivered to Tenant in their “as is” condition.

ARTICLE 18

WARRANTY REGARDING BROKER

Tenant warrants that it was introduced to the Premises by the party or parties named in the Definitions section of this Lease as the “Broker,” and knows of no other Broker which was involved in this transaction in any way or is entitled to any brokerage commission or similar fee or charge in connection with this Lease. Tenant agrees to indemnify Landlord and the Broker (if any) against any costs incurred by either (including attorneys’ fees) if the foregoing warranty is untrue.

ARTICLE 19

HAZARDOUS MATERIALS

Tenant shall not (either with or without negligence) cause or permit the escape, disposal, release or threat of release of any biologically or chemically active or other Hazardous Materials (as said term is hereafter defined) on, in, upon or under the Premises or the Land or the Business

Park. Tenant shall not allow the generation, storage, use or disposal of such Hazardous Materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the generation, storage, use and disposal of such Hazardous Materials, nor allow to be brought into the Premises or the Land or the Business Park any such Hazardous Materials except for use in the ordinary course of Tenant’s business, and then only after written notice is given to Landlord of the identity of such Hazardous Materials. Hazardous Materials shall include, without limitation, any material or substance which is (i) petroleum, (ii) asbestos, (iii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq. (33 U.S.C. §1321) or listed pursuant to §307 of the Federal Water Pollution Control Act (33 U.S.C. §1317), (iv) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recover Act, 42 U.S.C. 6901 et seq. (42 U.S.C. §6903), (v) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq. (42 U.S.C. §9601), as amended, or (vi) defined as “oil” or a “hazardous waste”, a “hazardous substance”, a “hazardous material” or a “toxic material” under any other law, rule or regulation applicable to the Property, including, without limitation, Chapter 21E of the Massachusetts General Laws, as amended. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of Hazardous Materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges but only if such requirement applies to the Premises or may be the result of the acts or omissions of Tenant. In addition, Tenant shall execute affidavits, representations and the like, from time to time, at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Materials in the Premises or the Land or the Business Park. In all events, Tenant shall indemnify and save Landlord harmless from any release, or threat of release, or the presence or existence of, any Hazardous Materials in or on the Premises, occurring while Tenant is in possession or elsewhere on the Land if caused by Tenant or persons acting under Tenant. Landlord represents that it has no actual knowledge of any notice of violation from any governmental authority with regard to the presence of Hazardous Materials on the Land. Landlord expressly reserves the right to enter the Premises to perform regular inspections. Landlord agrees to save Tenant harmless and to indemnify Tenant from and against any liability, injury loss, claim, damage, settlement, attorneys’ fees, fines, penalties, interest or expense which may be incurred by Tenant (including, without, limitation, any cost which Landlord may incur for testing and remediation) arising from any release, presence or existence of Hazardous Materials which existed on the Land prior to Tenant’s occupation of the Premises. The covenants and indemnities set forth in this Article 19 shall survive the expiration or earlier termination of the Lease Term.

ARTICLE 20

RELOCATION

Tenant acknowledges that from time to time Landlord may desire to relocate all of the Premises to other portions of the Building. Tenant further acknowledges that restrictions on the right of Landlord to effect such a relocation would cause substantial damage to Landlord in the further leasing of portions of the Building. Accordingly, upon at least ninety (90) days’ prior written notice to Tenant, Landlord may, at Landlord’s expense, relocate the Premises to other space within the Building which is comparable in location, size and utility to the Premises (the

“Substitute Premises”), which Substitute Premises shall be delivered to Tenant in substantially the same condition as the Premises were in immediately prior to the relocation. If Landlord relocates Tenant, Landlord shall reimburse Tenant for Tenant’s reasonable out-of-pocket expenses for moving Tenant’s furniture, equipment, and supplies from the Premises to the Substitute Premises. Landlord shall permit Tenant, at no additional cost to Tenant, to continue to operate at the Premises until the date which is three (3) business days after the date on which Landlord delivers the Substitute Premises to Tenant in the condition required hereunder. Upon such relocation, the Substitute Premises shall be deemed to be the “Premises” and the terms of the Lease shall remain in full force and shall apply to the Substitute Premises.

[SIGNATURES ON THE NEXT PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed, under seal, by persons hereunto duly authorized, as of the date first set forth above.

LANDLORD:

BBC EQUITY PARTNERS, LLC, a Delaware limited liability company

By: SA MBC Everest, LLC, its Manager

By:
Kambiz Shahbazi, Manager

TENANT:

AVICI SYSTEMS, INC., a Delaware corporation

By:
Name:
Title:
Hereunto duly authorized

EXHIBIT A

PLAN OF THE PREMISES

PARCEL I

THAT CERTAIN PARCEL OF LAND WITH THE BUILDINGS THEREON, SITUATED OFF THE EASTERLY SIDE OF BILLERICA AVENUE IN BILLERICA, MIDDLESEX COUNTY, MASSACHUSETTS, AND BEING SHOWN AS LOT 6 ON A PLAN OF LAND ENTITLED, “SUBDIVISION PLAN OF LAND IN BILLERICA & TEWKSBURY SCALE: l”-80’ DATE: MAY 10, 1996 DANA F. PERKINS, INC. CONSULTING ENGINEERS & LAND SURVEYORS 1215 MAIN STREET UNIT 111 TEWKSBURY, MASSACHUSETTS 01876 125 MAIN STREET READING, MASSACHUSETTS 01867. PREPARED FOR Y-CEE INVESTMENT TRUST 59 CHANDLER CIRCLE ANDOVER, MASSACHUSETTS 01810”, WHICH PLAN IS RECORDED WITH MIDDLESEX NORTH DISTRICT REGISTRY OF DEEDS IN PLAN BOOK 191, PLAN 55, AND BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHWESTERLY MOST POINT OF THE LOT TO BE CONVEYED; THENCE

N67°49’18”E FOUR HUNDRED FIFTY AND THIRTY-TWO HUNDREDTHS FEET (450.32’) TO A POINT; THENCE

S23°07’55”W ONE HUNDRED THIRTY-EIGHT AND THIRTY-NINE HUNDREDTHS FEET (138.39’) TO A POINT; THENCE

S20°50’24”E FOUR HUNDRED EIGHT AND SEVENTY-SIX HUNDREDTHS FEET (408.76’) TO A POINT; THENCE

S11°45’3O”E THIRTY-FOUR AND TWENTY-TWO HUNDREDTHS FEET (34.22’) TO A POINT; THENCE S51°55’08”W TWENTY-NINE AND NINETY HUNDREDTHS FEET (29.90’) TO A POINT; THENCE

S80°25’30”W ONE HUNDRED SIX AND FORTY-SEVEN HUNDREDTHS FEET (106.47’) TO A POINT; THENCE

S87°14’21”W TWO HUNDRED FIFTY-SEVEN AND NINETY-EIGHT HUNDREDTHS FEET (257.98’) TO A POINT; THENCE

N04°34’46”W SEVENTY-ONE AND SIXTY-TWO HUNDREDTHS FEET (71.62’) TO A POINT; THENCE

N71°17’06”W FIFTY-THREE AND NINETY-SEVEN HUNDREDTHS FEET (53.97’) TO A POINT; THENCE

N81°00’15”W FIFTY-NINE AND NINETY-SIX HUNDREDTHS FEET (59.96’) TO A POINT; THENCE

N20°38’01”W THREE HUNDRED FORTY-FIVE AND THIRTY-SIX HUNDREDTHS FEET (345.36’) TO THE POINT OF BEGINNING.

EXHIBIT B

SITE PLAN

EXHIBIT C

LEGAL DESCRIPTION OF THE LAND

EXHIBIT D

RULES AND REGULATIONS

The following rules and regulations shall apply to the Premises, the Building and the Land, and the appurtenances thereto:

1. Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective premises and for going from one to another part of the Building.

2. Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.

3. No signs, advertisements or notices shall be painted or affixed on or to any windows or doors or other part of the Building without the prior written consent of Landlord. No nails, hooks or screws shall be driven or inserted in any part of the Building except by Building maintenance personnel. No curtains or other window treatments shall be placed between the glass and the Building standard window treatments.

4. Movement in or out of the building of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise or materials shall be conducted so as to minimize any interference with the operations of other tenants and occupants and in such a manner a Landlord may reasonably require. Each tenant assumes all risks of and shall be liable for all damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for such tenant.

5. Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices and Landlord may require. All damages to the Building or the Land caused by the installation or removal of any property of a tenant, or done by a tenant’s property while in the Building or at the Land, shall be repaired at the expense of such tenant.

6. No birds or animals shall be brought into or kept in, on or about any tenant’s premises. No portion of any tenant’s premises shall at anytime be used or occupied as sleeping or lodging quarters.

7. Tenant shall cooperate with Landlord’s employees in keeping the Building and the Land neat and clean. Tenant shall contract for interior cleaning of its own premises by an outside service, as needed. Landlord does not provide such cleaning services for individual tenant’s premises.

8. Tenant shall not make or permit any vibration or improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them.

9. Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant’s premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.

10. No more than two vending or dispensing machines of any kind may be maintained in any premises without the prior written permission of Landlord.

11. Tenant shall not conduct any activity on or about the premises or Building which will draw pickets, demonstrators, or the like.

12. All vehicles are to be currently licensed, in good operating condition, parked for business purposes having to do with Tenant’s business operation in the Premises, parked within designated parking spaces, one vehicle to each space. No vehicle shall be parked as a “billboard” vehicle in the parking lot. Any vehicle parked improperly may be towed away. Tenant, Tenant’s agents, employees, vendors and customers (“Tenant Parties”) who do not operate of park their vehicles as required shall subject the vehicle to being towed at the expense of the owner or driver. Landlord may place a “boot” on the vehicle to immobilize it and may levy a charge to remove the “boot”. Tenant shall indemnify, hold and save harmless Landlord of any liability arising from the towing or booting of any vehicles belonging to a Tenant Party.

13. No tenant may enter into phone rooms, electrical rooms, mechanical rooms, or other service areas of the Building unless accompanied by landlord or the Building manager.

14. Canvassing, soliciting, and peddling in the Building are prohibited and Tenant shall cooperate to prevent the same.

15. Tenant shall keep the premises free at all times of pests, rodents and other vermin, and at the end of each business day Tenant shall place for collection in the place or places provided therefor all trash and rubbish then in the premises.

16. Landlord reserves the right to rescind, alter, waive and/or establish any rules and regulations, which, in its judgment, are necessary, desirable or proper for its best interests and the best interests of the occupants of the Building.

17. All of the work done by Tenant shall be done by such contractors, labor and means so that, as far as may be possible, all work on the Land or in the Building, whether by Landlord or Tenant, shall be done without interruption on account of strikes, work stoppages or similar causes of delay.

18. The Building is a smoke free building, and Tenant shall cause its employees and invitees who smoke to restrict such smoking to areas designated as “smoking areas” by Landlord from time to time.

EXHIBIT E

FORM OF LETTER OF CREDIT

(NAME OF BANK)

IRREVOCABLE STANDBY LETTER OF CREDIT

Date of Issue:	No.

APPLICANT:	BENEFICIARY:

[TENANT]	[LANDLORD]

AMOUNT: $

At the request and for the account of                      (the “Account Party”), we hereby establish in your favor our irrevocable Letter of Credit no.              in the amount of                      Dollars ($                    ).

This Letter of Credit is issued with respect to that certain lease agreement, by and between the Beneficiary, as landlord, and the Account Party, as tenant. Said lease agreement, and any amendments or modifications thereof, is hereinafter referred to as the “Lease.” Our obligations under this Letter of Credit are solely as set forth herein and are completely independent of the obligations of the Account Party under the Lease. We do not undertake any obligation under the Lease, nor do we undertake any responsibility to ascertain any facts, or to take any other action, with respect to the Lease, and we acknowledge that our obligations under this Letter of Credit shall not be affected by any circumstance, claim or defense of any party as to the enforceability of the Lease or any dispute as to the accuracy of the Statement (as defined below). The references to the Lease in this Letter of Credit are solely to describe the required contents of the Statement.

Funds under this Letter of Credit are available to you against presentation of the following documents at our office at                      prior to close of business on the expiration date set forth below.

1. The original of this Letter of Credit.

2. Your sight draft on us in an amount not exceeding the amount of this Letter of Credit (less sums previously paid by us hereunder) executed by the person executing the Statement and bearing the number of this Letter of Credit; and

3. A statement (the “Statement”) executed by a natural person, stating that such person is your duly authorized representative, and that you are entitled to draw upon this Letter of Credit.

The expiration date of this Letter of Credit is                     , 200  , provided, however, that the expiration date of this Letter of Credit shall be automatically extended, without notice of amendment, for successive one (1) year periods, unless we give you written notice of our election not to extend the expiration date (“Notice of Non-Renewal”) not later than sixty (60) days prior to the date this Letter of Credit is scheduled to expire. A Notice of Non-Renewal shall be effective when actually delivered by certified mail, return receipt requested, or courier service to your address set forth above or such other address and/or person as you shall specify to us for such purpose by written notice received by us prior to the time the Notice of Non-Renewal is sent.

This Letter of Credit is transferable in its entirety through us and successive transfers shall be permitted. There will be no charge for the transfer of this Letter of Credit. We will honor complying drafts presented hereunder by a transferee (and cease to honor drafts presented hereunder by you) upon our receipt of the fully executed transfer form attached hereto as Attachment 1.

This Letter of Credit may be drawn upon in one or more drafts not exceeding, in the aggregate, the amount available hereunder.

We hereby issue this Letter of Credit in your favor, and we hereby undertake to honor all drafts drawn under and in compliance with the terms of this Letter of Credit.

This Letter of Credit shall be governed by and construed in accordance with the Uniform Customs and Practices for Documentary Credits (1993 Revision) International Chamber of Commerce Publication 500.

Authorized Signature

ATTACHMENT 1

[TRANSFER FORM - to be provided by Bank]